Exhibit (a)(1)(O)

On December 18, 2023

Re: Unvested Company RSAs and Unexercised Company Share Options

Dear Sir/Madam,

Reference is made to the cash tender offer to be initiated by Renesas Electronics Europe GmbH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung – GmbH) (the “Purchaser”), of all the ordinary shares (the “Company Shares”) of Sequans Communications S.A., a public limited company (société anonyme) organized under the laws of France, whose registered office is located at Les Portes de la Défense—15-55 Boulevard Charles de Gaulle 92700 Colombes (France) registered with the Trade and Companies Register of Nanterre (R.C.S. Nanterre) under number 450 249 677 (the “Company”) (including American depositary shares representing ordinary shares (the “ADSs”)) for a price (the “Offer Price”) of $0.7575 per Company Share and $3.03 per ADS (the “Offer”) pursuant to a Memorandum of Understanding dated August 4, 2023 (as amended from time to time, the “MoU”) between the Company and Renesas Electronics Corporation, a Japanese corporation (the “Parent”).

As at the date hereof, you hold one or more of the following:

•

an actions gratuites award (a “Company RSA”) that was issued pursuant to a restricted share award plan of the Company, and which Company RSA is not yet vested under its terms (an “Unvested Company RSA”);

•	Company Shares or ADSs that were issued pursuant to a Company RSA; and/or

•	options to subscribe for Company Shares or ADSs issued pursuant to a stock option subscription plan of the Company (the “Company Share Options”).

In the context of the Offer, if you hold Unvested Company RSAs, Parent shall undertake to you to promptly award, as of the time of Purchaser’s acceptance and payment for Company Shares tendered in the Offer (the “Offer Acceptance Time”), a number of restricted stock units issued under the Renesas Electronics Corporation Terms and Conditions on Stock Compensation (collectively, the “Parent RSU”) equal to:

(i)	the number of your Unvested Company RSAs outstanding as at the Offer Acceptance Time, multiplied by

(ii)	the applicable Offer Price (converted into Japanese Yen in accordance with Parent’s standard currency conversion calculations), divided by

(iii)

the average closing price of a share of Parent common stock on the Tokyo Stock Exchange over the period of the three (3) calendar months immediately prior to the calendar month in which the Parent RSU is awarded by Parent’s board, rounded up to the nearest 100 restricted stock units;

SEQUANS Communications – Société Anonyme au capital de 2.415.738,14 euros

RCS Nanterre – SIRET 45024967700037

Les Portes de la Défense – Hall A, 15-55 Boulevard Charles de Gaulle, 92700 Colombes, France

Tel: +33 (0)1 70 72 16 00 – Fax: +33 (0)1 70 72 16 09

MKT-FM-006-R18

provided that you execute the Equity Award Cancellation Agreement in the form attached hereto as Exhibit A (the “Cancellation Agreement”), pursuant to which you shall irrevocably undertake, conditional on the consummation of the Offer:

(a)

to transfer to Purchaser all Company Shares or ADSs owned by you as of the date hereof and all additional Company Shares or ADSs of which you may acquire ownership prior to the Offer Acceptance Time, including as a result of the exercise of vested Company Share Options or the vesting of Company RSAs;

(b)	to cancel any Unvested Company RSAs that you hold; and

(c)	to cancel all outstanding and unexercised Company Share Options that you hold.

Details of the Offer and on how your Company Shares may be tendered to the Offer can be found here:

https://www.sec.gov/Archives/edgar/data/1383395/000119312523231944/d543505dex99a1a.htm ;

and here: https://www.sec.gov/Archives/edgar/data/1383395/000119312523231948/d535148dsc14d9.htm#toc535148_3 .

If you do not tender all of your Company Shares and ADSs to the Offer, or you do not execute the Cancellation Agreement to irrevocably undertake the foregoing, you will not be entitled to the Parent RSU described above.

The sale of your Company Shares and ADSs and the effectiveness of the Cancellation Agreement are subject to the satisfaction of the conditions set forth in this letter and those described in the Cancellation Agreement, including the satisfaction of the Minimum Condition (as defined by article 8.1 of the MoU).

If you wish to obtain the Parent RSU for your Unvested Company RSAs, you must execute and deliver the Cancellation Agreement attached as Exhibit A electronically no later than January 9, 11:59pm (NYC time) or such later deadline as may be extended by Purchaser (the “Acceptance Deadline”). If Purchaser elects to extend the Acceptance Deadline beyond the date identified above, the Company will notify you as soon as possible. Any extension will not impact a previously delivered Cancellation Agreement, unless otherwise indicated by Purchaser.

The tax implications of tendering your Company Shares in the Offer, cancelling your Unvested Company RSAs and cancelling your Company Shares Options are complex and you are encouraged to consult with your own legal and tax advisors, accountant, and/or financial advisor before entering into the Cancellation Agreement or tendering your Company Shares in the Offer.

SEQUANS Communications – Société Anonyme au capital de 2.415.738,14 euros

RCS Nanterre – SIRET 45024967700037

Les Portes de la Défense – Hall A, 15-55 Boulevard Charles de Gaulle, 92700 Colombes, France

Tel: +33 (0)1 70 72 16 00 – Fax: +33 (0)1 70 72 16 09

MKT-FM-006-R18

Yours sincerely,
SEQUANS COMMUNICATIONS S.A.
represented by Deborah Choate, duly authorized pursuant to a power of attorney granted by Georges Karam

SEQUANS Communications – Société Anonyme au capital de 2.415.738,14 euros

RCS Nanterre – SIRET 45024967700037

Les Portes de la Défense – Hall A, 15-55 Boulevard Charles de Gaulle, 92700 Colombes, France

Tel: +33 (0)1 70 72 16 00 – Fax: +33 (0)1 70 72 16 09

MKT-FM-006-R18

EXHIBIT A

CANCELLATION AGREEMENT

[See following pages]

SEQUANS Communications – Société Anonyme au capital de 2.415.738,14 euros

RCS Nanterre – SIRET 45024967700037

Les Portes de la Défense – Hall A, 15-55 Boulevard Charles de Gaulle, 92700 Colombes, France

Tel: +33 (0)1 70 72 16 00 – Fax: +33 (0)1 70 72 16 09

MKT-FM-006-R18

EQUITY AWARD CANCELLATION AGREEMENT

(Hong Kong)

BETWEEN THE UNDERSIGNED

Renesas Electronics Europe GmbH, a limited liability company under the Laws of Germany (Gesellschaft mit beschränkter Haftung—GmbH) with its registered office at Arcadiastrasse 10 – 40472 Düsseldorf, Germany, registered with the German trade register under number HRB 3708 (the “Purchaser”);

AND

The beneficiary party to this Agreement and set forth on the signature page hereto (the “Beneficiary”).

Purchaser and Beneficiary are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

IN THE PRESENCE OF

Sequans Communications S.A., a French limited company (société anonyme) with its registered office at Les Portes de la Défense—15-55 Boulevard Charles de Gaulle 92700 Colombes (France), registered with the Trade and Companies Register of Nanterre (R.C.S. Nanterre) under number 450 249 677 (including any successor thereto, the “Company”).

RECITALS

1)

The Company’s American Depositary Shares (the “ADSs”) are admitted to trading on the New York Stock Exchange, with each ADS representing four (4) ordinary shares, nominal value of €0.01 per share, of the Company (the “Company Shares”).

2)

On August 4, 2023, the Company signed a memorandum of understanding (as amended from time to time in accordance with its terms, the “MoU”) with Renesas Electronics Corporation, a Japanese corporation, with its registered office at 3-2-24 Toyosu, Koto-ku, Tokyo 135-0061, Japan, registered under number 0200-01-075701 (the “Parent”), under which Parent undertakes, through a tender offer governed by the laws of the United States of America and initiated by Purchaser, to purchase with cash, subject to certain conditions set forth in the MoU, all outstanding Company Shares and ADSs issued by the Company for USD 0.7575 per Company Share and USD 3.03 per ADS (the “Offer”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the MoU.

3)

The Company established several restricted share award plans (the “Company RSA Plans”), which Company RSA Plans provide for the issuance of actions gratuites awards entitling the holder to receive Company Shares in connection with (and no sooner than) the vesting thereof (the “Company RSAs”).

4)

As of 17 December 2023, Beneficiary will hold the Company RSAs set forth on Appendix 1 hereto (together, if any, with any other Company RSAs held by Beneficiary or granted to Beneficiary after the date hereof, the “Concerned RSAs”, and the Company Shares issuable pursuant to the Concerned RSAs, the “Concerned Shares”).

5)

The Company established several stock option subscription plans (the “Company Share Option Plans”), which provide for the grant of options to subscribe for Company Shares and ADSs (the “Company Share Options”).

6)

As of 17 December 2023, Beneficiary will benefit from the Company Share Options set forth on Appendix 2 hereto (together, if any, with any other Company Shares Options held by Beneficiary, the “Concerned Share Options” and together with the Concerned RSAs and the Concerned Shares, the “Concerned Securities”).

7)

Insofar as is necessary, it is specified for all practical purposes that this Agreement shall apply to any Concerned Securities issued or granted by the Company, as well as any legal successor thereto.

8)

In connection with, and conditioned on the consummation of, the Offer, Purchaser and Beneficiary hereby agree to the treatment of the Concerned RSAs, the Concerned Shares, and the Concerned Share Options as set forth in this Equity Award Cancellation Agreement (the “Agreement”).

IT IS AGREED AND DETERMINED AS FOLLOWS:

1.	TENDER SHARES

Beneficiary hereby agrees to validly tender (or cause to be validly tendered) into the Offer all Company Shares or ADSs owned by Beneficiary as of the date of this Agreement and all additional Company Shares or ADSs of which Beneficiary acquires ownership prior to the time of Purchaser’s acceptance and payment for Company Shares tendered in the Offer (the “Offer Acceptance Time”), including as a result of the exercise of vested Company Share Options or the vesting of Company RSAs.

2.	UNVESTED COMPANY RSA

2.1

Beneficiary acknowledges and agrees that, at the Offer Acceptance Time, all Concerned RSAs that are outstanding and unvested as of the Offer Acceptance Time (the “Unvested Company RSAs”) shall be cancelled without the payment of any consideration therefore, with no further action required by Purchaser, the Company or Beneficiary and all of Beneficiary’s rights with respect to such Unvested Company RSAs shall be cancelled and extinguished in their entirety, and any agreement relating thereto shall terminate in full (the “Unvested RSA Cancellation”).

2.2

Pursuant to the MoU, Purchaser procures that, not later than three (3) months after the Offer Acceptance Time, Parent shall grant to Beneficiary (the “Parent RSU Grant”) that number of Parent RSUs equal to (A) the number of Unvested Company RSAs held by Beneficiary, multiplied by (B) the applicable Offer Price (converted into Japanese Yen in accordance with Parent’s standard currency conversion calculations), divided by (C) the Parent Common Stock Price, rounded up to the nearest 100 restricted stock units.

2.3

“Parent Common Stock Price” means the average closing price of a share of Parent common stock on the Tokyo Stock Exchange over the period of the three (3) calendar months immediately prior to the calendar month in which the Parent RSU Grant is resolved by Parent’s board.

“Parent RSU” means a restricted stock unit issued under the Parent Stock Compensation Plan.

“Parent Stock Compensation Plan” means the Renesas Electronics Corporation Terms and Conditions on Stock Compensation.

The Parent RSU Grant shall be subject to the following vesting schedule:

Vesting Date Range For Unvested Company RSA	Vesting Date for Parent RSU Grant
Date of Offer Acceptance Time through first vesting date that is after the Closing (i.e., February 1, May 1, August 1 or November 1)	Date of Offer Acceptance Time

November 1 through January 31	November 1

February 1 through April 30	February 1

May 1 through July 31	May 1

August 1 through October 31	August 1

In addition, in the event that Beneficiary is dismissed by the Company within six (6) months of the Offer Acceptance Time, other than for misconduct or gross negligence, then all unvested Parent RSUs subject to Beneficiary’s grant shall vest immediately upon the date of employment contract termination as a result of said dismissal.

The Parent RSU Grant shall be subject to the terms and conditions set forth in the Parent Stock Compensation Plan and the related grant notice; provided that the Parent RSU Grant shall not be subject to any lock-up period.

In addition, in the event that Beneficiary is dismissed by the Company after the Offer Acceptance Time but before the issuance of the Parent RSU Grant, other than for misconduct or gross negligence, then Purchaser undertakes to pay (or cause to be paid) to Beneficiary upon the date of employment contract termination as a result of such dismissal an amount equal to (A) the number of Unvested Company RSAs held by Beneficiary as of the Offer Acceptance Time, multiplied by (B) the applicable Offer Price (for the avoidance of doubt, in addition to any other amounts that may be due to Beneficiary in connection with such dismissal).

The Purchaser and the Company or any affiliate in Purchaser’s group (as applicable) shall determine and withhold the amount of any withholding or other federal, state, or local taxes, including, but not limited to, income or excise taxes and social security charges or contributions, required to be withheld (for or on behalf of Beneficiary) upon the Parent RSU Grant (or payment in lieu thereof). Such withholding can be made from any payment due by the Purchaser or the Company to the relevant Beneficiary. For the avoidance of doubt, Purchaser shall be solely responsible (without withholding from Beneficiary) for the payment of any employer’s portion of social security charges, payroll taxes or contributions that would be due by the employer of the Beneficiary.

3.	CANCELLATION OF COMPANY SHARE OPTIONS

Beneficiary acknowledges and agrees that, effective as of the Offer Acceptance Time, all outstanding and unexercised Concerned Share Options (whether or not then exercisable) shall be cancelled without the payment of any consideration therefore, with no further action required by Purchaser, the Company or Beneficiary and all of Beneficiary’s rights with respect to such Concerned Share Options shall be cancelled and extinguished in their entirety, and any agreement relating thereto shall terminate in full.

4.	DECLARATIONS AND COMMITMENTS OF THE PARTIES

(a)

Each of Purchaser and Beneficiary declares that it has the capacity and authority to enter into this Agreement, to perform the obligations incumbent upon it and to carry out the operations provided for under the terms of this Agreement.

(b)

Beneficiary declares that the Concerned Securities are free of all Security Interests (as defined below) (with the exception of legal, regulatory or contractual provisions prohibiting the transfer of the Concerned Securities) and all third party rights and are not subject, with the exception of this Agreement or as contemplated by the MoU, to any Transfer (as defined below) or promise or undertaking to Transfer.

The term “Transfer” refers to any transaction, whether free of charge or against payment, whatever its nature, having the direct or indirect effect of (i) transferring, immediately or in the future, to any individual or legal entity, by way of sale, contribution, exchange, merger or in any other way, the ownership, a dismembered right of ownership, or the simple enjoyment of all or part of the Concerned Securities, (ii) granting real or personal rights over the Concerned Securities, including any promise to sell, pledge, enter into a repurchase agreement or loan relating to the Concerned Securities, or (iii) conferring on the Concerned Securities an equivalent economic interest via transactions of the equity swap or other type, whether for physical or monetary delivery, and, by extension, the verb “Transfer” refers to the carrying out of any of the operations referred to above.

The term “Security Interests” means any lien, pledge, servitude, charge, security interest, option, claim, mortgage, lease, easement, proxy, voting trust or agreement, encumbrance or any other restriction on title or transfer of any nature whatsoever on the ownership, benefit or transfer of the Concerned Securities (including any agreement having the same economic effect).

(c)

Subject to the provisions of this Agreement, the signing of this Agreement and the performance of the obligations arising hereunder do not require any other authorization from a competent authority or third party that has not already been obtained (other than with respect to the Parent RSU Grant, which corporate approvals shall be obtained prior to the applicable issuance thereof), nor do they contravene any stipulation of an agreement or commitment to which, as applicable, Purchaser or Beneficiary is a party or by which, as applicable, Purchaser or Beneficiary is bound.

(d)

Beneficiary acknowledges that (i) Beneficiary has not been represented by Orrick, Herrington & Sutcliffe LLP, Goodwin Procter LLP or any other advisors or counsel engaged by the Company, Parent or Purchaser in connection with this Agreement or issues related to the Offer or the other transactions contemplated by the MoU and (ii) Beneficiary has had sufficient time and opportunity to review this Agreement and all other documents affecting Beneficiary’s interests in connection with the Offer. Beneficiary acknowledges and agrees that none of the Company, Parent or Purchaser is providing any tax, legal or financial advice to Beneficiary. Beneficiary has had an opportunity to review with its own tax advisors the tax consequences of the Offer and the other transactions contemplated by the MoU and this Agreement. Beneficiary understands that it must rely solely on its advisors and not on any statements or representations made by Parent, Purchaser, the Company or any of their agents or representatives.

5.	MISCELLANEOUS

5.1	NOTICES

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by email (provided that written confirmation of receipt of email is issued to the sender of the notice), and a hard copy of such notice is also delivered by international courier service one (1) Business Day after transmission to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(i) If to Purchaser:

Renesas Electronics Europe GmbH

c/o Renesas Electronics Corporation

3-2-24, Toyosu, Koto-ku

Tokyo 135-0061, Japan

Email: legal-notices@renesas.com

Attention: General Counsel

With a copy to (which shall not constitute a notice):

Goodwin Procter LLP

520 Broadway, Suite 500

Santa Monica, CA 90401, USA

Email: jolsen@goodwinlaw.com; jhaggerty@goodwinlaw.com;

jeanlee@goodwinlaw.com

Attention: Jon A. Olsen; John T. Haggerty; Jean A. Lee

Goodwin Procter (France) LLP

12 rue d’Astorg

75008 Paris, France

Email: wrobert@goodwinlaw.com

Attention: William Robert

(ii) If to Beneficiary, at the address of Beneficiary as set forth on the records of the Company.

5.2	TRANSFERS AND ASSIGNMENT

The Agreement shall be binding upon the Parties, their successors and permitted assignees. It is expressly agreed that:

(i)

Purchaser may assign its rights and obligations hereunder to any successor in interest and may substitute itself for any company it controls within the meaning of Article L. 233-3 of the French Commercial Code in the rights and obligations arising from the Agreement, without the prior written agreement of Beneficiary, such assignment or substitution having no effect on this Agreement which will continue under the same terms and conditions; and

(ii)

Beneficiary may not transfer (except to in the event of succession, in which case Purchaser must be informed without delay) or otherwise assign its rights and obligations under this Agreement without the prior written consent of Purchaser.

5.3	SPECIFIC PERFORMANCE

Each of the Parties acknowledges and agrees that it may not in any way withdraw its undertakings under the terms of this Agreement either before or after the exercise of the option by the other Party, the options and the undertakings contained therein being irrevocable and definitive.

Each Party acknowledges and agrees that in the event of a breach or non-compliance of any of its obligations provided for under this Agreement, the other Party may not be fully compensated by the award of monetary damages and that, without prejudice to any other remedies, the non-defaulting Party may seek the specific performance (exécution forcée) of the obligations provided for under this Agreement, injunctive or other equitable relief as a remedy for any such breach or non-compliance. The Parties further acknowledge and agree that any specific performance (exécution forcée) sought by a Party will constitute a balanced course of action falling outside the manifest disproportion (disproportion manifeste) exclusion set forth under Article 1221 of the French Civil Code and will therefore not create a manifest disproportion (disproportion manifeste) between the cost for a good faith defaulting Party and its interest for the other Party.

5.4	COST AND EXPENSES

Except as otherwise provided in this Agreement or otherwise expressly agreed in writing by the Parties, each Party shall be responsible for its own costs, fees, expenses and other charges of any nature arising out or in connection with the negotiation, preparation, execution and implementation of this Agreement and any other transactions, documents and agreements referred to under this Agreement.

5.5	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and, unless expressly otherwise provided, supersedes any previous draft, agreement, arrangement or understanding, undertaking, representation, warranty, whether in writing or not, in relation to the matters dealt with in this Agreement.

5.6	WAIVER AND VARIATION

(a)

Each Party hereby acknowledges that (i) this Agreement falls within the scope of Article L. 211-40-1 of the French Monetary and Financial Code and (ii) as a consequence, Article 1195 of the French Civil Code regarding the occurrence of unforeseen events referred to in this Article shall not apply to this Agreement, each Party agreeing to assume any risk which may arise from any such unforeseeable events.

(b)	No amendment of this Agreement shall be valid unless it is made in writing and duly executed by or on behalf of the Parties.

(c)

Except as expressly provided in the Agreement, any waiver of any provision, term, condition, consent, remedy or discharge must be made in writing and duly executed by (or on behalf of) the Party entitled to make such waiver and no such waiver shall be deemed being a waiver of any other breach of the same or of any other term or condition of this Agreement.

(d)

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

(e)

In addition and without prejudice to any other waiver of rights by a Party provided in this Agreement, to the fullest extent permitted by applicable law, each Party hereto expressly and irrevocably waives the following provisions of the French Civil Code which shall not be applicable to this Agreement and, accordingly, no claim for termination, variation or lapse of this Agreement shall be permitted on the grounds of these following provisions of the French Civil Code:

•	Article 1218 of the French Civil Code regarding the right for a debtor to suspend the performance of or to terminate a contract in case of a force majeure event; or

•	Article 1226 of the French Civil Code regarding the right for a creditor to terminate a contract at its own risk.

5.7	SEVERABILITY

If any provision of this Agreement is held to be or become illegal, invalid or unenforceable, in whole or in part, under any law, for any reason whatsoever, it shall not affect the legality, validity or enforceability of the other provisions of this Agreement and in such case, the Parties will consult with each other and use all reasonable efforts to agree a replacement provision with a legal, valid and enforceable substitute of equivalent intended effect of such provision.

5.8	ELECTRONIC SIGNATURE

The Parties and the Company acknowledge and agree that this Agreement may be entered into by a Party in writing in electronic form. In such instance, the Parties and the Company agree that:

(a)

in accordance with the terms of Article 1366 of the French Civil Code, it is signed electronically by means of a reliable identification process implemented by DocuSign®, guaranteeing the link between each signature and this Agreement in accordance with the provisions of Article 1367 of the French Civil Code;

(b)

this Agreement has the same enforceability as a hard-copy written document pursuant to the provisions of Article 1366 of the French Civil Code and shall be validly invoked to evidence such enforceability;

(c)

this electronic signature has the same legal enforceability as their handwritten signature and give certainty (date certaine) to the date of/attributed to the signing of this Agreement by the DocuSign services;

(d)

the requirement of having one (1) original copy of the Agreement for each Party shall be deemed to be fulfilled if this Agreement electronically signed is established and stored pursuant to Articles 1366 and 1367 of the French Civil Code and this process allows each Party to be provided with a copy of this Agreement on a material format or to have access to a copy of this Agreement, pursuant to the provisions of Article 1375 of the French Civil Code; and

(e)	this Agreement shall take effect on the date hereof.

5.9	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with French law.

Any dispute relating to this Agreement, in particular concerning its validity, performance or interpretation, shall be submitted to the exclusive jurisdiction of the competent Commercial Court.

[Signatures on next page]

On

RENESAS ELECTRONICS EUROPE GmbH represented by Carsten Jauch, Managing Director	born on of nationality residing e-mail address: THE BENEFICIARY

IN THE PRESENCE OF : SEQUANS COMMUNICATIONS S.A. represented by Deborah Choate, duly authorized pursuant to a power of attorney granted by Georges Karam

APPENDIX 1

Number of Unvested Company RSAs as of 17 December 2023

Name of Company RSA Plan	Number of Company RSAs
RSA Plan 2021-1

RSA Plan 2022-1

APPENDIX 2

Number of Company Share Options as of 17 December 2023

Name of Company Share Option Plan	Number of Company Share Options
SO Plan 2013-1

SO Plan 2014-1

SO Plan 2015-1

SO Plan 2016-1